EXHIBIT 10.41

GOVERNMENTAL SERVICE AMENDMENT

TO OUTSTANDING STOCK OPTION AND STOCK UNIT AWARDS

Pursuant to its authority under the applicable Award Certificate and Morgan Stanley equity compensation plan to modify or amend the terms of stock options and stock units, Morgan Stanley hereby amends, effective as of March 18, 2007, the terms and conditions of each of your outstanding stock option and/or stock unit awards (including any such awards that are payable in cash) other than any such awards that were fully earned and vested within the meaning of Section 409A of the Internal Revenue Code, as amended, and the rules, regulations and guidance thereunder, as of December 31, 2004 (each such award to be amended, a “Covered Award”). The Award Certificate for each of your Covered Awards is amended to add the following:

(a) General treatment of stock units and stock options upon Governmental Service Termination. If your employment with the Firm (or your Employment, if applicable to the award) terminates in a Governmental Service Termination and not involving a cancellation event as set forth in the applicable Award Certificate then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to paragraph (c) below, (i) all of your unvested stock units will vest, and your vested stock units will convert to shares of Morgan Stanley common stock, on the date of your Governmental Service Termination; (ii) all of your unvested stock options will vest on the date of your Governmental Service Termination, and your vested stock options will expire on the date provided for in the applicable Award Certificate; and (iii) the transfer restrictions set forth in the applicable Award Certificate will no longer apply to your Option Shares (or Net Option Shares, as applicable).

(b) General treatment of vested stock units and Option Shares upon acceptance of employment at a Governmental Employer following termination of Employment. If your employment with the Firm (or Employment, if applicable) terminates other than in a Governmental Service Termination and not involving a cancellation event and, following your termination of employment with the Firm (or termination of Employment, if applicable), you accept employment with a Governmental Employer, then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to paragraph (c) below (i) all of your outstanding vested stock units will convert to shares upon your commencement of such employment; and (ii) the transfer restrictions set forth in the applicable Award Certificate will no longer apply to your Option Shares (or Net Option Shares, as applicable) upon your commencement of such employment, provided in either such case that you present the Firm with satisfactory evidence demonstrating that as a result of such employment the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflict of interests law applicable to you at such Governmental Employer.

(c) Repayment obligation. If you engage in any activity constituting a cancellation event set forth in the applicable Award Certificate within the applicable period of time that would have resulted in cancellation of all or a portion of your stock units (had they not converted to shares pursuant to paragraph (a) or (b) above), stock options or Option Shares (or Net Option Shares, as applicable), then you will be required to pay to Morgan Stanley an amount equal to (i) the number of stock units that would have been canceled upon the occurrence of such cancellation event, multiplied by the fair market value, determined using a valuation methodology established by Morgan Stanley, of Morgan Stanley common stock on the date your stock units converted to shares of Morgan Stanley common stock; and (ii) the amount you were required to recognize as income for federal income tax purposes in connection with your exercise of any such stock options that would have been canceled; and, in each case, (iii) interest on such amount at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date of such conversion or exercise, as applicable, through the date preceding the payment date.

“Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

“Governmental Service Termination” means the termination of your employment with the Firm (or your termination of Employment, if applicable to the award) as a result of accepting employment at a Governmental Employer and you provide Morgan Stanley with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership in Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

Capitalized terms used in this Amendment without definition have the meanings set forth in the applicable Award Certificate(s).

If your Covered Award does not include stock options, the terms of this Amendment relating to stock options will not apply to such award. If your Covered Award does not include stock units, the terms of this Amendment relating to stock units will not apply to such Award.

Except as expressly modified by this Amendment, your Covered Awards shall continue to be governed in accordance with their terms.

IN WITNESS WHEREOF, Morgan Stanley has duly executed and delivered this Amendment to your Award Certificate(s) as of March 18, 2007.

MORGAN STANLEY

/s/ Thomas R. Nides
Thomas R. Nides
Chief Administrative Officer

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